Exhibit 99.1

MF Global Reports Second Fiscal Quarter 2012 Results

NEW YORK, October 25, 2011 – MF Global Holdings Ltd. (NYSE: MF), a broker-dealer providing trading and hedging solutions, today reported results for its second fiscal quarter ended September 30, 2011.

Second Quarter Highlights

•

Market volatility impacts net revenue. Revenue, net of interest and transaction-based expenses (net revenue), was $205.9 million for the second quarter 2012, compared with $240.3 million for the same period last year.

•

Compensation ratio was higher on lower net revenues. Employee compensation and benefits (excluding non-recurring IPO awards) as a percentage of net revenue was 64.9 percent for the second quarter, compared with 58.0 percent for the same period last year. Adjusted employee compensation (excluding non-recurring IPO awards) as a percentage of net revenue was 62.3 percent for the second quarter, compared with 56.3 percent for the same period last year.[1]

•

Certain charges impact GAAP results. GAAP net loss applicable to common shareholders was $191.6 million, or $1.16 per basic and diluted share for the second quarter, compared with a loss of $94.3 million, or $0.59 per basic and diluted share for the same period last year.[2] Significant charges in the quarter included valuation allowances against deferred tax assets of $119.4 million, restructuring charges of $10.0 million and loss on extinguishment of debt of $16.1 million from retiring a portion of the firm’s 9 percent senior notes due 2038.

•

Adjusted loss per fully diluted share was $0.09 for the quarter. Adjusted loss per fully diluted share was $0.09 for the second quarter 2012, compared with adjusted earnings per fully diluted share of $0.02 for the same period last year. [3]

•

Strengthened capital and liquidity position. As of September 30, 2011, the company has over $3.7 billion in available liquidity, including $1.3 billion in available committed revolving credit facilities and $2.5 billion in total capital.[4]

[1]

Adjusted employee compensation (excluding non-recurring IPO awards) is a non-GAAP financial measure. See Non-GAAP Financial measures and supplementary tables for details, which exclude severance expense and other items.

[2]

GAAP net loss includes a number of items that management believes are not necessarily reflective of operating performance, such as valuation allowances against deferred tax assets, loss on extinguishment of debt, certain legal reserves, settlements and related expenses, impairment of goodwill and intangibles, restructuring, write-down of upfront compensation payments, severance, and other charges. See Non-GAAP Financial measures and supplementary tables for items that are excluded and GAAP reconciliation.

[3]

Adjusted loss per fully diluted share and adjusted earnings per fully diluted share are non-GAAP financial measures. See Non-GAAP Financial Measures and supplementary tables for items that are excluded and GAAP reconciliation.

[4]

Total available liquidity is the sum of excess capital, free cash (less preferred dividend payments), the undrawn committed revolving liquidity facilities and non-segregated payables and collateral. Total available liquidity includes $400 million that was drawn down in September 2011 for working capital purposes and subsequently repaid in October 2011. Total capital is the sum of the par value of total debt, preferred stock and total equity. Total capital excludes $50 million that was drawn down in May 2011 for working capital purposes and also $400 million that was drawn down in September 2011 for working capital purposes and subsequently repaid in October 2011, which is not permanent capital.

“Reflecting the stressed markets in the quarter, we deliberately chose to reduce overall market exposure in most principal trading activities and focused on preserving capital and liquidity,” said Jon S. Corzine, chairman and chief executive officer, MF Global. “We also used the dislocation in the markets to add quality people for strategic roles, as well as expand our client relationships across our businesses.”

Mr. Corzine continued, “We were particularly pleased with the repositioning of our mortgage, credit and foreign exchange businesses; the performance of our commodities group; and the common alignment of our brand to strategy. These efforts reflect positively on our ability to execute and deliver competitive returns to shareholders in the quarters ahead.”

As of September 30, 2011, MF Global maintained a net long position of $6.3 billion in a short-duration European sovereign portfolio financed to maturity (repo-to-maturity), including Belgium, Italy, Spain, Portugal and Ireland. The laddered portfolio has an average weighted maturity of October 2012 and an end date maturity of December 2012, well in advance of the expiration of the European Financial Stability Facility in June 2013. (see supplemental table for further details)

“Over the course of the past year, we have seen opportunities in short-dated European sovereign credit markets and built a fully financed, laddered maturity portfolio that we actively manage. We remain confident that we have the resources and expertise to continue to successfully manage these exposures to what we believe will be a positive conclusion in December 2012,” Mr. Corzine concluded.

Second Quarter 2012 Results and Six-Month Results

Net Revenues

Revenue, net of interest and transaction-based expenses (net revenue), was $205.9 million for the second quarter, versus $240.3 million for the same period last year. The decrease in net revenue was primarily due to the contraction of proprietary principal activities, particularly in equities and fixed income, as the company reduced its risk appetite amid volatile market conditions.

Net revenue for the six months ended September 30, 2011, was $520.4 million, down from $529.8 million for the same period last year. The decrease in net revenue reflects the contraction of client facilitation and principal trading activities.

Net revenue per employee was approximately $72,000, down 12 percent for the second quarter, compared with approximately $82,000 for the same period last year.5 At September 30, 2011, the company had 2,894 employees, compared with 2,818 employees at September 30, 2010. The headcount increase includes 56 new employees, who represent the firm’s second annual associate class, created to help build the firm’s long-term competitiveness through developing young talent. Net revenue per employee is also reflective of the ongoing employee recruitment and upgrading of talent, compared with the downsizing actions implemented during the same period last year.

[5]	Calculation based on a simple average number of employees at beginning and end of quarter.

Expenses

Compensation and Benefits

On a GAAP basis, employee compensation and benefits expense (excluding non-recurring IPO awards) was $133.5 million, or 64.9 percent of net revenue, for the second quarter, compared with $139.5 million, or 58.0 percent for the same period last year.

Adjusted employee compensation and benefits expense (excluding non-recurring IPO awards) was $128.2 million, or 62.3 percent of net revenue for the second quarter, compared with $135.4 million, or 56.3 percent of net revenue for the same period last year.1 The employee compensation ratio increased due to lower net revenues and a lower contribution from client facilitation and principal trading.

Non-compensation Expenses

On a GAAP basis, non-compensation expense for the second quarter was $123.8 million, compared with $89.9 million for the same period last year.6

Adjusted non-compensation expense totaled $112.6 million for the second quarter, compared with $89.2 million for the same period last year.7 The increase in adjusted non-compensation expense for the quarter was primarily due to consolidation and investment in technology infrastructure and increased marketing efforts to unify the firm under one global brand.

Restructuring expense was $10.0 million for the quarter, compared with $2.9 million for the same period last year, reflecting the continued implementation of the company’s strategic plan. Restructuring expenses for the quarter included a global realignment of the firm’s Equities division, office closures, and other severance costs.

“The translation of our strategic progress into financial performance has been slowed by dislocations in global financial markets,” said Henri Steenkamp, chief financial officer, MF Global. “As such, we are continuously assessing our businesses, cost structure and geographic portfolio against the current macro and regulatory environment to better align it to meet our profit objectives.”

Mr. Steenkamp continued, “In addition, the steps we’ve taken over the past year to improve our capital and liquidity positions are of immense value in periods of uncertainty and volatility. As a result, we are a stronger firm today with more flexibility to focus on our strategy.”

Earnings

GAAP net loss applicable to common shareholders was $191.6 million or $1.16 per basic and diluted share for the second quarter, compared with a loss of $94.3 million, or $0.59 per basic and diluted share for the same period last year.

In the second quarter, the firm recorded valuation allowances of $119.4 million against previously recorded deferred tax assets in the United States and Japan. These valuation allowances had the effect of decreasing the company’s deferred tax assets, however they have no impact on the firm’s ability to utilize these deferred tax assets in future periods against future earnings.

[6]	Non-compensation expense excludes restructuring costs.
[7]	Adjusted non-compensation expense is a non-GAAP financial measure. See Non-GAAP Financial Measures and supplementary tables for items that are excluded and for GAAP reconciliation.

GAAP net loss applicable to common shareholders for the six months ended September 30, 2011 was $183.3 million, or $1.11 per basic and diluted share, compared with a loss of $93.2 million, or $0.64 per basic and diluted share, for the same period last year.2

Adjusted loss was $17.9 million, or $0.09 per fully diluted share, for the second quarter, compared with adjusted earnings of $3.8 million, or $0.02 per fully diluted share, for the same period last year. Adjusted earnings was $4.5 million, or $0.02 per fully diluted share, for the six months ended September 30, 2011, compared with $32.2 million, or $0.18 per fully diluted share, for the same period last year.3

Client payables

Client payables were $12.7 billion at September 30, 2011, and $13.6 billion at March 31, 2011.

Business Developments

MF Global Raised $650 Million in Debt and Convertible Securities

In July, MF Global raised $325 million through an offering of seven-year, 3.375 percent senior convertible notes and in August, the firm launched and priced its first senior unsecured debt offering, issuing $325 million in five-year, 6.25 percent senior notes. MF Global used a portion of the net proceeds of these offerings to repurchase its existing 9 percent convertible senior notes due 2038, repaid a portion of its outstanding permanent indebtedness under its $1.2 billion revolving credit facility and used the remainder for general corporate purposes. The company has and expects to continue to use the revolving credit facility for liquidity management.

Realignment of Equities Business

MF Global realigned its global Equities business in the second quarter to focus on areas where it has established strengths and competitive differentiation — specifically commodities, financial services, consumer and global policy research. The initiative reduces staff in equity sales, sales trading and non-core research in Europe and Asia by more than 30 percent.

Acquisition of Strategy Runner Trading Ltd.

In October, MF Global acquired Strategy Runner, a multi-asset front-end trading system and algorithmic trading solution provider for $3.75 million. The acquisition advances the firm’s strategy to build a comprehensive multi-asset, multi-currency, electronic trading platform to meet demand among retail investors and professional traders for efficient, cost-effective global market access from a single point of entry.

Appointment of Global Treasurer and Asia Pacific Economist

Vinay Mahajan joined MF Global as global treasurer in August. With more than 20 years of treasury and capital markets experience, Mr. Mahajan is responsible for optimizing the firm’s capital structure and liquidity profile. In September, Louis Kouijs joined MF Global as chief economist for Asia Pacific. Previously a senior economist for the World Bank in Beijing, Mr. Kouijs will help strengthen and expand the firm’s global macro policy research offering.

Conference Call Information

MF Global will hold a conference call to discuss the second fiscal quarter 2012 earnings today at 7:30 a.m. ET. The call is open to the public.

Dial-in information

U.S./Canada: +1.800.768.6490

International: +1.785.830.7987

Passcode: 4304740

Listeners to the call should dial in approximately 15 minutes prior to the start of the call.

Webcast information

A live audio webcast of the presentation will also be available on the investor relations section of the MF Global Web site, at http://www.mfglobalinvestorrelations.com, and will be available for replay shortly after the event.

About MF Global

MF Global (NYSE: MF) is one of the world’s leading brokers of commodities and listed derivatives. The firm delivers trading and hedging solutions as a broker-dealer across all major markets for futures and options, commodities, fixed income, equities and foreign exchange. MF Global provides access to more than 70 exchanges around the world and is a leader by volume on many of the largest derivatives exchanges. The firm is also one of 22 primary dealers authorized to trade U.S. government securities with the Federal Reserve Bank of New York. MF Global helps clients discover and capitalize on market opportunities by providing actionable insight, market expertise and deep liquidity. For more information please visit mfglobal.com.

Forward-Looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the MF Global future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to MF Global’s latest Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC), and any amendments thereto, as well as its Quarterly Reports on Form 10-Q, for a description of the risks and uncertainties it faces. This press release includes certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, which is also available on the Company’s website at www.mfglobal.com.

Investor Contact:

Lisa Kampf               +1 212.589.6592 lkampf@mfglobal.com

Media Contact:

Diana DeSocio         +1 212.589.6385 ddesocio@mfglobal.com

Non-GAAP Financial Measures (see also supplementary tables for reconciliation)

In this press release, we provide certain non-GAAP financial measures of our financial performance for the reasons described further below. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The non-GAAP financial measures presented in this press release are (1) Adjusted earnings and Adjusted Loss, (2) Adjusted net income per adjusted diluted common share and Adjusted net loss per adjusted diluted common share, (3) Adjusted employee compensation and benefits (excluding non-recurring IPO awards), and (4) Adjusted non-compensation expenses. These non-GAAP financial measures exclude certain of the following items: Loss on extinguishment of debt; restructuring charges; Certain legal settlements and related expenses; Impairment of goodwill and intangible assets; Write-down of upfront compensation payments; Severance expense; gains on exchange seats and shares; Stock compensation expense related to IPO awards; UK bonus tax; and certain tax adjustments including valuation allowances against certain deferred tax assets.

We do not believe that these items are representative of our future operating performance from normal operations. In particular, we exclude a UK bonus tax and Stock compensation expense related to IPO awards because we believe that that these items reflect losses or expenses arising from particular events that are not reasonably likely to recur. In addition, we exclude Loss on extinguishment of debt, Restructuring costs, Certain legal reserves, settlements and related expenses, Impairment of goodwill and intangible assets, Write-down of upfront compensation payments, Severance expense, Gains on exchange seats and shares, and Certain tax adjustments because we believe that these gains and losses do not reflect our operating performance and can make it difficult for our shareholders to understand and compare our past or future financial performance.

“Adjusted earnings” and “Adjusted loss” excludes the following items from “Net loss applicable to common shareholders”: Loss on extinguishment of debt; Restructuring costs; Certain legal settlements and related expenses; Impairment of goodwill and intangible assets; Write-down of upfront compensation payments; Severance expense; Gains on exchange seats and shares; Stock compensation expense related to IPO awards; UK bonus tax; and Certain tax adjustments.

“Adjusted earnings per fully diluted share” and “Adjusted loss per fully diluted share”, represents “Adjusted earnings” divided by our fully diluted shares. We provide certain earnings per share ratios based on a fully diluted number of shares (“fully diluted shares”), which is a non-GAAP measure because fully diluted shares represent shares outstanding, as determined on a GAAP basis, with certain adjustments that are made outside of GAAP. We use “adjusted earnings per fully diluted share” and “adjusted loss per fully diluted share” because our management believes that the measure provides a more useful metric of our operating performance. We provide additional detail regarding the calculation of fully diluted shares below.

“Adjusted employee compensation and benefits (excluding IPO awards)” excludes Write-down of upfront compensation payments; Restructuring from accelerated stock compensation expenses; Severance expense; and a U.K. bonus tax because we do not believe that these amounts reflect our operating performance and do not help our shareholders understand or compare our past or future financial performance. In addition, management uses this financial measure in light of ongoing realignments and restructuring of our business.

“Adjusted non-compensation expenses” excludes certain legal settlements and related expenses and Impairment of goodwill and intangible assets. We use “adjusted non-compensation expenses” because our management believes this provides a more useful metric of our operating performance. In particular, we have excluded certain settlement costs and litigation expenses, primarily arising from the settlement expenses from Agape World Inc. Bankruptcy. We have excluded these settlement costs and litigation expenses because we believe these costs are not reflective of current or future operating expenses. Furthermore, we have excluded Impairment of intangible assets and goodwill because we do not believe that these amounts reflect our operating performance from normal operations in the current period and do not help our shareholders understand or compare our past or future financial performance.

To determine adjusted earnings per fully diluted share, both the numerator and denominator of the GAAP EPS calculation are adjusted. For the numerator, interest and amortization of issuance costs on our 1.875 percent, 3.375 percent and 9 percent Convertible Notes, net of tax and dividends on the Series A and Series B Preferred Stock are added back to net loss applicable to common shareholders. For the denominator, weighted average shares of common stock outstanding is adjusted to include the impact of our outstanding Series A Preferred Stock, Series B Preferred Stock and 9 percent Convertible Notes, on an if-converted basis.

For the 1.875 percent and 3.375 percent Convertible Notes and related call spread overlay (purchased calls and sold warrants), weighted average shares of common stock outstanding are adjusted using the treasury stock method. There is no impact to fully diluted shares until our stock price exceeds the contractual conversion prices of $10.37 and $9.90 for the 1.875 percent and 3.375 percent Convertible Notes, respectively. At this time, the denominator is adjusted to include only the incremental shares required to settle the excess value over par of the convertible notes upon conversion. For the related sold warrants, there is a dilutive impact once our stock price exceeds the strike prices of $14.23 and $13.07 for the 1.875 percent and 3.375 percent Convertible Notes, respectively, and it is also measured under the treasury stock method assuming the proceeds from exercised warrants are used to repurchase outstanding shares. In calculating adjusted earnings per fully diluted share, we also include the effect of the purchased calls upon settlement. The anti-dilutive impact of the purchased calls would fully offset the dilutive impact of the 1.875 percent and 3.375 percent Convertible Notes. At September 30, 2011, since the average common stock price does not exceed the conversion or strike prices, there are no incremental shares included in the denominator.

For the three months ended September 30, 2011, weighted average shares of common stock outstanding is adjusted by 12.0 million, 3.9 million and 11.2 million shares, related to the Series A Preferred Stock, Series B Preferred Stock and 9 percent Convertible Notes, respectively. For the six months ended September 30, 2011, weighted average shares of common stock outstanding is adjusted by 12.0 million, 3.9 million and 14.5 million shares, related to the Series A Preferred Stock, Series B Preferred Stock and 9 percent Convertible Notes, respectively. For the three and six months ended September 30, 2010, weighted average shares of common stock outstanding is adjusted for 12.0 million, 3.9 million and 18.7 million shares, related to Series A Preferred Stock, Series B Preferred Stock and 9 percent Convertible Notes, respectively. We believe it is meaningful to investors to present ratios based on fully diluted shares because it demonstrates the dilution that investors will experience when our Series A Preferred Stock, Series B Preferred Stock and 9 percent Convertible Notes are converted. It is also how our management internally views dilution.

MF Global Holdings Ltd.

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues
Commissions	$366,324	$327,827	$731,023	$704,473
Principal transactions	12,023	45,153	128,790	111,495
Interest income	113,189	127,938	235,413	242,170
Other	8,182	10,807	15,735	22,679

Total revenues	499,718	511,725	1,110,961	1,080,817

Interest expense	34,006	55,141	75,583	100,572
Execution and clearing fees	186,945	154,973	373,432	330,169
Sales commissions	72,843	61,272	141,504	120,302

Total interest and transaction-based expenses	293,794	271,386	590,519	551,043
Revenues, net of interest and transaction-based expenses	205,924	240,339	520,442	529,774

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	133,549	139,497	304,647	294,871
Employee compensation related to non-recurring IPO awards	—	3,841	—	12,436
Communications and technology	38,585	34,381	77,692	65,808
Occupancy and equipment costs	16,808	11,175	32,822	22,278
Depreciation and amortization	12,802	11,080	23,084	21,614
Professional fees	20,798	13,317	44,788	31,374
General and other	29,902	19,280	52,014	38,748
Restructuring charges	10,037	2,918	12,177	12,792
Impairment of intangible assets and goodwill	4,912	698	5,606	1,546

Total other expenses	267,393	236,187	552,830	501,467

(Loss)/gain on exchange seats and shares	(388)	(317)	1,847	1,641
Loss on extinguishment of debt	16,051	2,737	16,051	2,737
Interest on borrowings	17,957	10,042	31,708	19,577

(Loss)/income before provision for income taxes	(95,865)	(8,944)	(78,300)	7,634
Provision for income taxes	91,559	29,323	96,402	37,464
Equity in income of unconsolidated companies (net of tax)	1,252	577	2,090	1,204

Net loss	(186,172)	(37,690)	(172,612)	(28,626)
Less: Net income attributable to noncontrolling interest	394	1,064	645	1,307

Net loss attributable to MF Global Holdings Ltd.	$(186,566)	$(38,754)	$(173,257)	$(29,933)

Dividends declared on preferred stock	5,006	6,758	10,011	14,436
Deemed dividend resulting from exchange offer	—	48,792	—	48,792

Net loss applicable to common shareholders	$(191,572)	$(94,304)	$(183,268)	$(93,161)

Loss per share:
Basic	$(1.16)	$(0.59)	$(1.11)	$(0.64)
Diluted	$(1.16)	$(0.59)	$(1.11)	$(0.64)
Weighted average number of shares of common stock outstanding:
Basic	165,443,461	160,913,554	164,901,808	145,402,775
Diluted	165,443,461	160,913,554	164,901,808	145,402,775

MF Global Holdings Ltd.

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	March 31,
	2011	2011
Assets
Cash and cash equivalents	$603,849	$649,394
Restricted cash and segregated securities	9,940,799	11,371,350
Securities purchased under agreements to resell	9,524,214	9,499,768
Securities borrowed	2,638,113	2,890,840
Securities received as collateral	48,979	147,185
Securities owned	14,008,167	10,831,346
Receivables:
Brokers, dealers and clearing organizations	3,211,270	4,233,137
Customers	526,444	389,544
Other	132,848	65,435
Memberships in exchanges, at cost	4,533	5,851
Furniture, equipment and leasehold improvements, net	161,104	138,393
Intangible assets, net	32,297	41,912
Other assets	213,977	277,447

TOTAL ASSETS	$41,046,594	$40,541,602

Liabilities and Equity
Short-term borrowings, including current portion of long-term borrowings	$731,482	$382,961
Securities sold under agreements to repurchase	17,109,858	16,626,875
Securities loaned	1,670,615	1,420,181
Obligation to return securities received as collateral	48,979	147,185
Securities sold, not yet purchased, at fair value	3,698,393	5,052,486
Payables:
Brokers, dealers and clearing organizations	2,547,829	1,133,635
Customers	12,707,997	13,577,197
Accrued expenses and other liabilities	272,561	282,658
Long-term borrowings	896,201	414,080

TOTAL LIABILITIES	39,683,915	39,037,258

Preferred stock, $1.00 par value per share
Series A Convertible, cumulative	96,167	96,167
Series B Convertible, non-cumulative	34,446	34,446

EQUITY
Common stock, $1.00 par value per share	165,568	163,596
Additional paid-in capital	1,632,820	1,597,183
Accumulated other comprehensive income (net of tax)	(1,220)	3,899
Accumulated deficit	(582,896)	(409,639)
Noncontrolling interest	17,794	18,692

TOTAL EQUITY	1,232,066	1,373,731

TOTAL LIABILITIES AND EQUITY	$41,046,594	$40,541,602

Supplementary Data

The table below calculates principal transactions revenue, including the net interest generated from financing transactions related to principal transactions:

	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
	(dollars in millions)		(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$(0.7)	$41.8	$120.7	$111.2
Net interest generated from principal transactions and related financing transactions	31.6	23.0	60.2	$41.0

Principal transactions and related net interest revenue	$30.9	$64.8	$180.9	$152.2

The table below provides an analysis of the components of principal transactions:
	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
	(dollars in millions)		(dollars in millions)
Principal transactions, excluding revenues from investment of client payables	$(0.7)	$41.8	$120.7	$111.2
Principal transactions revenues from investment of client payables	12.7	3.4	$8.1	$0.3

Principal transactions	$12.0	$45.2	$128.8	$111.5

The table below provides an analysis of the components of net interest income for the periods presented:
	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$47.6	$49.8	$99.6	$100.6
Net interest generated from principal transactions and related financing transactions	31.6	23.0	$60.2	$41.0

Net interest income	$79.2	$72.8	$159.8	$141.6

The table below calculates net revenues from client payables and excess cash for the periods presented:
	Three months ended September 30,		Six months ended September 30,
	2011	2010	2011	2010
	(dollars in millions)		(dollars in millions)
Net interest generated from client payables and excess cash	$47.6	$49.8	$99.6	$100.6
Principal transactions revenues from investment of client payables	12.7	3.4	8.1	0.3

Net revenues from client payables and excess cash	$60.3	$53.2	$107.7	$100.9

Supplementary Data (continued)

The table below reconciles Employee compensation and benefits (excluding non-recurring IPO awards) to Adjusted employee compensation and benefits (excluding non-recurring IPO awards) for the periods presented:

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in millions)		(dollars in millions)
Employee compensation and benefits (excluding non-recurring IPO awards)	$133.5	$139.5	$304.6	$294.9
Less: Severance expense	(0.6)	(4.1)	(1.0)	(4.4)
Less: Restructuring from the accelerated vesting of stock compensation expense	(1.8)	—	(2.1)	—
Less: U.K. bonus tax	—	—	—	(3.0)
Less: Write-down of upfront compensation payments	(3.0)	—	(3.0)	—

Adjusted employee compensation and benefits (excluding non-recurring IPO awards)	$128.2	$135.4	$298.6	$287.5

The table below reconciles Non-compensation expenses to Adjusted non-compensation expenses for the periods presented:

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(dollars in millions)		(dollars in millions)
Non-compensation expenses	$133.8	$92.9	$248.2	$194.2
Less: Restructuring charges	(10.0)	(2.9)	(12.2)	(12.8)

Non-compensation expenses (excluding restructuring)	$123.8	$89.9	$236.0	$181.4
Less: Certain legal reserves, settlements and related expenses	(6.3)	—	(8.3)	—
Less: Impairment of intangible assets and goodwill	(4.9)	(0.7)	(5.6)	(1.5)

Adjusted non-compensation expenses	$112.6	$89.2	$222.1	$179.9

The table below presents volumes for the periods presented:

	Three months ended		Six months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(contracts in millions)		(contracts in millions)
Execution-only volumes	63.7	70.8	120.5	161.1
Cleared volumes	542.5	359.0	1,060.8	793.4

Total exchange-traded futures and options volumes	606.2	429.8	1,181.3	954.5

Supplementary Data (continued)

GAAP net loss for the three months ended September 30, 2011 includes the following amounts which we have excluded for the purpose of calculating adjusted loss and earnings per share effect on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (3)	Per Fully Diluted Shares (4)
Shares outstanding (in millions)			165.4	192.5

GAAP	$(95.9)	$(191.6)	(1.16)	—
Loss on extinguishment of debt	16.1	16.1		0.08
Total restructuring	11.9	12.2		0.06
Certain legal reserves, settlements and related expenses	6.3	6.4		0.03
Impairment of intangible assets and goodwill	4.9	4.8		0.02
Write-down of upfront compensation payments	3.0	3.0		0.02
Other adjustments (1)	0.9	0.2		—
Certain defined tax adjustments (2)	—	119.0		0.62
Anti-dilutive impact of fully diluted number of shares	—	12.0		0.24

Adjusted	$(52.8)	$(17.9)		(0.09)

(1)	Other adjustments include exchange membership gains and losses and severance expense.
(2)	Includes valuation allowances against certain deferred tax assets and other tax adjustments.
(3)	Calculated using after-tax amounts and 165.4 million shares outstanding.
(4)	Calculated using after-tax amounts and fully diluted shares of 192.5 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net loss for the three months ended September 30, 2010 includes the following amounts which we have excluded for the purpose of calculating adjusted earnings and earnings per share effect on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			160.9	195.5

GAAP	$(8.9)	$(94.3)	(0.59)	—
Total restructuring	2.9	2.0		0.01
Loss on extinguishment of debt	2.7	2.5		0.01
Stock compensation expense related to IPO awards	3.8	2.4		0.01
Other adjustments (1)	5.2	3.4		0.02
Tax adjustment related to IPO awards	—	28.2		0.14
Deemed dividend resulting from exchange offer	—	48.8		0.25
Anti-dilutive impact of fully diluted number of shares	—	10.8		0.17

Adjusted	$5.7	$3.8		0.02

(1)	Other adjustments include exchange membership gains and losses, impairment of intangible assets and goodwill and severance expense.
(2)	Calculated using after-tax amounts and 160.9 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 195.5 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

Supplementary Data (continued)

GAAP net loss for the six months ended September 30, 2011 includes the following amounts which we have excluded for the purpose of calculating adjusted earnings/ (loss) and earnings per share effect on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (3)	Per Fully Diluted Shares (4)
Shares outstanding (in millions)			164.9	195.3

GAAP	$(78.3)	$(183.3)	(1.11)	—
Loss on extinguishment of debt	16.1	16.1		0.08
Total restructuring	14.3	14.0		0.07
Certain legal reserves, settlements and related expenses	8.3	7.8		0.04
Impairment of intangible assets and goodwill	5.6	5.2		0.03
Write-down of upfront compensation payments	3.0	3.0		0.02
Other adjustments (1)	(0.9)	(0.9)		—
Certain defined tax adjustments (2)	—	119.0		0.61
Anti-dilutive impact of fully diluted number of shares	—	23.6		0.28

Adjusted	$(32.0)	$4.5		0.02

(1)	Other adjustments include exchange membership gains and losses and severance expense.
(2)	Includes valuation allowances against certain deferred tax assets and other tax adjustments.
(3)	Calculated using after-tax amounts and 164.9 million shares outstanding.
(4)	Calculated using after-tax amounts and fully diluted shares of 195.3 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

GAAP net income for the six months ended September 30, 2010 includes the following amounts which we have excluded for the purpose of calculating adjusted earnings and earnings per share effect on a basic and fully diluted number of shares:

	Pre-tax Amount (millions)	After-tax Amount (millions)	Per Basic Shares (2)	Per Fully Diluted Shares (3)
Shares outstanding (in millions)			145.4	180.0

GAAP	$7.6	$(93.2)	(0.64)	—
Total restructuring	12.8	8.4		0.05
Loss on extinguishment of debt	2.7	2.5		0.01
Stock compensation expense related to IPO awards	12.4	8.8		0.05
U.K. bonus tax	3.0	3.0		0.02
Other adjustments (1)	4.4	3.0		0.02
Tax adjustment related to IPO awards	—	28.2		0.16
Deemed dividend resulting from exchange offer	—	48.8		0.27
Anti-dilutive impact of fully diluted number of shares	—	22.7		0.24

Adjusted	$42.9	$32.2		0.18

(1)	Other adjustments include exchange membership gains, impairment of goodwill and severance expense.
(2)	Calculated using after-tax amounts and 145.4 million shares outstanding.
(3)	Calculated using after-tax amounts and fully diluted shares of 180.0 million, which is a non-GAAP financial measure. Please see definitions of non-GAAP financial measures in this release.

Supplementary Data (continued)

The table below summarizes MF Global’s European Sovereign portfolio financed to maturity at September 30, 2011:

	Italy (1)	Spain (1)	Belgium	Portugal	Ireland	Net Total
Net size (millions)	$3,213	$1,111	$603	$997	$368	$6,292
Percentage of total portfolio	51%	18%	9%	16%	6%	100%
Weighted average maturity of long positions	Dec 2012	Oct 2012	Dec 2012	Mar 2012	Feb 2012	Oct 2012
Maturity schedule of long positions	6% - Mar 2012 3% - Aug 2012 91% - Dec 2012	12% - Apr 2012 61% - Oct 2012 27% - Dec 2012	100% - Dec 2012	3% - Oct 2011 36% - Nov 2011 61% - Jun 2012	18% -Nov 2011 82% -Mar 2012	5% - Nov 2011 7% - Mar 2012 3% - Apr 2012 7% - Jun 2012 2% - Aug 2012 15% - Oct 212 61% - Dec 2012

(1)	Includes France short positions of $1.3 billion as proxy hedges, split equally between Italy and Spain.